Exhibit 10.16

REGISTRATION RIGHTS AGREEMENT

DOCUMENT RR-06132016

This Registration Rights Agreement applies to the Securities Purchase Agreement SPA-06132106 (the “Agreement”) dated as of June 13, 2016, between N-Viro International Corporation, a Delaware corporation (the “Company” or “Issuer”), and JMJ Financial (the “Holder” or “Investor”).  All capitalized terms not otherwise defined herein shall have the meanings given such terms in the Agreement.

The Company agrees to provide the Investor the following registration rights with respect to the Note and the Warrant.

1.

Inducement to Enter Into Transactions.  To induce the Investor to enter into the Agreement, the Issuer has agreed to provide registration rights for the common shares underlying each of the Note and the Warrant.  The Issuer agrees and acknowledges that registration rights are a material inducement for the Investor to enter into the Agreement and the related transactions, and that the Investor would not have entered into the Agreement if registration of the underlying shares was not provided.

2.

Mandatory Registration.  No later than August 1, 2016 the Issuer agrees to file an S-1 Registration Statement with the SEC at its own expense to register 5,000,000 shares of common stock underlying the Note and the Warrant, as set forth below. The Issuer will thereafter use its best efforts to cause such Registration Statement to become effective as soon as possible after such filing but in no event later than ninety (90) days after the date of the Agreement.  Failure to file the Registration Statement by August 1, 2016 will result in a penalty/liquidated damages of $50,000.  Failure to have the Registration Statement declared effective within 90 days of the date of the Agreement will result in penalty/liquidated damages of an additional $25,000.  Any such penalties/liquidated damages will be added to the balance of the Note (under the Investor’s and the Issuer’s expectation that those penalties/liquidated damages will tack back to the date of the Note for purposes of Rule 144).

Convertible Promissory Note Document A-06132016

Total Note Amount – $585,000 plus fees and interest

Common Stock Purchase Warrant Document W-06132016

Total Warrant Amount – $409,500

In total, 5,000,000 shares will be registered for share conversions or warrant exercises and may be used interchangeably or one in place of the other.

3.

Correspondence and Information.  Within two days of distribution or receipt of any information or correspondence between the Issuer and the SEC, the Issuer shall furnish to the Investor copies of all correspondence related to the registration statement.

4.

Assignment of Registration Rights.  The rights under this Registration Rights Agreement shall be automatically assignable by the Investor to any transferee of all or any portion of the Note or the Warrants or their underlying shares.

5.

No Filing of Other Registration Statements and No Piggy-back Registrations.  Unless otherwise approved by the Investor in Writing, the Issuer shall not file any other registration statements (except for S-8 registrations) until the registration statement described herein is declared effective by the SEC; and the Issuer will not include in this registration statement any securities other than those described herein and the shares of common stock related to the securities listed on the attached Schedule A.  The Issuer may not file a new registration statement with the SEC within the 4 month period following the effective date of the registration statement described herein.

6.

Governing Law, Legal Proceedings, and Arbitration.  This Agreement will be governed by, construed and enforced in accordance with the substantive laws of the State of Nevada (including any rights to specific relief provided for under Nevada statutes), without regard to the conflict of laws principles thereof.  The parties hereby warrant and represent that the selection of Nevada law as governing under this Agreement (i) has a reasonable nexus to each of the Parties and to the transactions contemplated by the Agreement; and (ii) does not offend any public policy of Nevada, Florida, or of any other state, federal, or other jurisdiction.

Any action brought by either party against the other arising out of or related to this Agreement, or any other agreements between the parties, shall be commenced only in the state or federal courts of general jurisdiction located in Miami-Dade County, in the State of Florida, except that all such disputes between the parties shall be subject to alternative dispute resolution through binding arbitration at the Investor’s sole discretion and election (regardless of which party initiates the legal proceedings). The parties agree that, in connection with any such arbitration proceeding, each shall submit or file any claim which would constitute a compulsory counterclaim within the same proceeding as the claim to which it relates.  Any such claim that is not submitted or filed in such proceeding shall be waived and such party will forever be barred from asserting such a claim.  Both parties and the individuals signing this Note agree to submit to the jurisdiction of such courts or to such arbitration panel, as the case may be.

If the Investor elects alternative dispute resolution by arbitration, the arbitration proceedings shall be conducted in Miami-Dade County and administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and Mediation Procedures in effect on the date of this Agreement, except as modified by this Agreement. The Investor’s demand for arbitration shall be made in writing, delivered to the other party, and filed with the American Arbitration Association. The American Arbitration Association must receive the demand for arbitration prior to the date when the institution of legal or equitable proceedings would be barred by the applicable statute of limitations, unless legal or equitable proceedings between the parties have already commenced, and the receipt by the American Arbitration Association of a written demand for arbitration also shall constitute the institution of legal or equitable proceedings for statute of limitations purposes. The parties shall be entitled to limited discovery at the discretion of the arbitrator(s) who may, but are not required to, allow depositions.  The parties acknowledge that the arbitrators’ subpoena power is not subject to geographic limitations.  The arbitrator(s) shall have the right to award individual relief which he or she deems proper under the evidence presented and applicable law and consistent with the parties’ rights to, and limitations on, damages and other relief as expressly set forth in this Agreement.  The award and decision of the arbitrator(s) shall be conclusive and binding on all parties, and judgment upon the award may be entered in any court of competent jurisdiction.  The Investor reserves the right, but shall have no obligation, to advance the Issuer’s share of the costs, fees and expenses of any arbitration proceeding, including any arbitrator fees, in order for such arbitration proceeding to take place, and by doing so will not be deemed to have waived or relinquished its right to seek the recovery of those amounts from the arbitrator, who shall provide for such relief in the final award, in addition to the costs, fees, and expenses that are otherwise recoverable.  The foregoing agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

Agreed, this 13th day of June, 2016.

ISSUER:

N-VIRO INTERNATIONAL CORPORATION

By:  /s/ Timothy R. Kasmoch

Timothy Kasmoch

Chief Executive Officer

INVESTOR:

/s/   Justin Keener

JMJ Financial / Its Principal

DOCUMENT RR-06132016

Schedule A

Piggyback Registration Shares

DOCUMENT RR-06132016